Exhibit 15.1

August 10, 2015

To the Board of Directors and Stockholders of Freeport-McMoRan Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement dated August 10, 2015 of Freeport-McMoRan Inc. (formerly Freeport-McMoRan Copper & Gold Inc.) for the registration of shares of its common stock of our reports dated May 8, 2015 and August 10, 2015 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 10, 2015